EXHIBIT 10.25
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release Of Claims (hereinafter referred to as the “Agreement”) is made and entered into this 6th day of August, 2009 (hereinafter referred to as the “Execution Date”) by and between KONA GRILL, INC., a Delaware corporation, its affiliates, subsidiaries, divisions, successors, and assigns, and the directors, officers, and agents thereof (hereinafter collectively referred to as “Employer”) and MARCUS E. JUNDT (hereinafter referred to as “Employee”) (each a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, Employee was employed by Employer as President and Chief Executive Officer;
WHEREAS, the terms and conditions of Employee’s employment with Employer were most recently set forth in that certain Executive Employment Agreement dated May 11, 2009 (hereinafter referred to as the “Employment Agreement”);
WHEREAS, Employee’s employment with Employer ended pursuant to Employee’s voluntary resignation of employment, effective May 18, 2009 (hereinafter referred to as the “Separation Date”);
WHEREAS, Employer and Employee, in order to settle, compromise and fully and finally release any and all claims and potential claims against Employer and the Released Parties (as defined below in Paragraph 5) arising out of Employee’s employment and the cessation thereof, and to settle, compromise and fully and finally release those claims against Employee as set forth in Paragraph 6 herein, have agreed to resolve these matters on the terms and conditions set forth herein; and
WHEREAS, the Parties acknowledge that they are waiving rights and claims described herein in exchange for consideration in addition to anything of value to which they are already entitled.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
1. Recitals; Effective Date. The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement. This Agreement shall become effective on the eighth calendar day after the Execution Date so long as Employee has not revoked the Agreement pursuant to Paragraph 13 herein (hereinafter referred to as the “Effective Date”).
2. Employment-Related Compensation. Employee acknowledges and agrees that he has received from Employer all compensation to which he is entitled for services provided to Employer through the Separation Date. Employee further acknowledges and agrees that he is not entitled to, or has been provided all compensation due for, any accrued vacation or other benefits, and that he has received reimbursement from Employer of all reasonable business expenses incurred by him through the Separation Date, if any, in accordance with Employer’s expense reimbursement policy and practices.
3. Severance Benefits. In consideration of the promises set forth herein, and provided Employee does not revoke this Agreement pursuant to Paragraph 13 herein, Employer agrees to treat Employee’s voluntary resignation of employment as a termination by Employer without Cause pursuant and subject to the provisions of Section 6.3 of the Employment Agreement, and accordingly provide Employee with the severance benefits provided for in Section 6.3.1 of the Employment Agreement, subject to the terms and conditions set forth therein. In addition, consistent with Employer’s agreement to treat Employee’s voluntary resignation as a termination by Employer without Cause pursuant and subject to the provisions of Section 6.3 of the Employment Agreement, Employer further agrees that the provisions set forth in Section 5.3(i) of the Employment Agreement relating to vesting and exercise of stock options held by Employee shall apply. For purposes of clarification and avoidance of doubt, provided Employee does not revoke this Agreement pursuant to Paragraph 13 herein, Employee shall receive the following as a severance benefit: (a) Base Salary earned but unpaid as of the date of Employee’s termination; and (b) any other payments and/or benefits which Employee is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement. Additionally, Employee will receive: (x) Base Salary in effect at the time of the termination for a period of twelve (12) months (the “Continuation Period”) following the termination of Employee’s employment with Employer, in the manner and at such times as the Base Salary otherwise would have been payable to Employee; (y) continuation of medical and dental benefits in effect under COBRA as of the date of termination of employment for the Continuation Period; and (z) all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable for a period of three (3) months following the Separation Date. Employee acknowledges and agrees that he shall not be entitled to any discretionary Incentive Bonus, or any pro-rata portion of any such bonus, as any severance benefit, notwithstanding anything to the contrary herein or in Section 6.3.1 of the Employment Agreement.
4. Adequate Consideration. Employee acknowledges and agrees that Paragraph 3 of this Agreement provides substantial consideration to Employee in addition to anything of value to which he is, as a matter of law, otherwise entitled.
5. Release of All Claims by Employee. In consideration of his receipt of the severance benefits set forth in Paragraph 3 of this Agreement, Employee, for himself, his spouse (if any), their marital community (if any), and their respective heirs, estates, representatives, executors, successors and assigns, hereby fully, forever, irrevocably, and unconditionally release and discharge Employer, and its subsidiaries, parent companies, employee benefit plans, any co-employers or joint employers, and each of such persons and entities, their officers, directors, employees, agents, advisors, attorneys, administrators, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively referred to hereinafter as the “Released Parties”), from any and all claims which he or they may have against them, or any of them, which could have, directly or indirectly, arisen out of any act or omission to act occurring from the beginning of time to the Effective Date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought under any agreement between Employer and Employee (except for this Agreement), as well as any and all claims brought or that could be brought to pursuant to or under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Securities and Exchanges Acts of 1933 and 1934; the Sarbanes-Oxley Act (SOX), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family and Medical Leave Act, the Equal Pay Act, the Arizona Constitution, the Arizona Civil Rights Act, the Arizona Employment Protection Act, Arizona’s wage and hour statutes, and any other statute set forth in the United States Code or the statutes or codes of any state, including but not limited to Arizona, Minnesota, or South Dakota, that pertain or relate to, or otherwise touches upon, the employment relationship between Employer and Employee and the Released Parties; including (but not limited to) any and all actions for breach of contract, express or implied; breach of the covenant of good faith and fair dealing, express or implied; promissory estoppel; fraudulent inducement; wrongful termination in violation of public policy; all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, assault; battery; false imprisonment; intentional interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; negligence; negligent investigation; negligent hiring supervision, or retention; defamation; intentional or negligent misrepresentation; fraud; and any and all other laws and regulations relating to employment; employment termination; employment discrimination; harassment and/or retaliation; wages; hours; employee benefits; compensation; or sexual harassment;

and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order. This release of claims expressly includes, but is not limited to, any and all claims arising out of and/or in any way related to Employee’s employment with Employer or the circumstances of the termination of that employment, whether known by him at the time of execution of this Agreement or not, including any such claims that could be brought for breach of the Employment Agreement, and further including, without limitation, any claim(s) for any unpaid wages, bonus amounts, or any other compensation from Employer. By signing this Agreement, however, Employee does not waive any rights or claims that may arise after the Effective Date of this Agreement, nor does he waive any vested rights he may have under the terms of any stock option plan or any profit-sharing, retirement, or similar employee welfare benefit plan administered or sponsored by Employer.
6. Release of Certain Claims by Employer. In consideration of Employee’s execution of this Agreement, Employer, for itself, its subsidiaries, parent companies, employee benefit plans, any co-employers or joint employers, and each of such persons and entities, their officers, directors, employees, agents, advisors, attorneys, administrators, representatives, successors, heirs, assigns and all persons acting by, through, under or in concert with them, hereby fully, forever, irrevocably, and unconditionally release and discharge Employee, including his spouse, their marital community, and their respective heirs, estates, representatives, executors, successors, and assigns, from any and all claims which it has or may have against him that are known to Employer as of the Effective Date of this Agreement, or that should be known to Employer as of the Effective Date of this Agreement through the exercise of ordinary care and diligence, which could have, directly or indirectly, arisen out of any act or omission to act occurring from the beginning of time to the Effective Date of this Agreement. Notwithstanding anything set forth herein to the contrary, Employer does not release Employee for any claim not known by it as of the Effective Date of this Agreement that it would not know of through the exercise of ordinary care and diligence, nor does Employer release Employee for any claims based on fraud, willful misconduct, or gross negligence of Employee.
7. No Pending Claims. Employee represents and warrants that there are no claims, charges, lawsuits, or any similar matters of any kind filed by him or on his behalf or for his benefit presently pending against Employer or the Released Parties, or any of them, in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body. Employer also represents and warrants that there are no claims, charges, lawsuits, or any similar matters of any kind filed by it or on its behalf or for its benefit presently pending against Employee in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body.
8. Covenant Not to Sue. The Parties specifically covenant not to file or commence, or threaten to file or commence, any lawsuits, complaints, claims, or charges, either on their own behalf or in any representative capacity, in any state or federal court or before any federal, state, or local administrative agency, board, or governing body against Employer or the Released Parties, or any of them, or against Employee, on and/or for any and all of the claims released by this Agreement.
9. Preclusive Effect of Agreement. The Parties acknowledge, understand, and agree that, except as provided in Paragraph 6 above, this Agreement may be pled as a complete bar to any action or suit before any court or administrative body with respect to any lawsuit, complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have existed against either Party or the Released Parties, or any of them, arising out of any event occurring from the beginning of time through the Effective Date of this Agreement.
10. Return of Property. Prior to or on the date Employee signs this Agreement, Employee agrees to and shall return to Employer all Employer property in his actual or constructive possession, if he has not already done so, including, but not limited to, all key cards, access badges, keys, credit cards, computers, books, records, and Employer email and software systems and content, belonging to Employer. In addition, Employee acknowledges that he is in possession of an American Express credit card that is guaranteed by Employer. Employee shall pay the balance of that card in full on a timely basis, and Employer may offset any amounts owed to Employee hereunder by any amount Employer may be obligated to pay to American Express should Employee fail to comply with his obligations hereunder with respect to payment of that card. Employee shall cancel this American Express card, or alternatively, that shall take all necessary actions to remove Employer as a guarantor on the card, within three (3) business days of the Effective Date of this Agreement. Employer also agrees to return all Employee property currently in its possession.
11. Non-Admission. Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by the Parties of any liability whatsoever, or as an admission by either of any violation of the other’s rights or the rights of any other person, a violation of any order, law, statute or duty, or breach of any duty owed to either or any other person. The Parties specifically disclaim any and all such liability.
12. Review. A copy of this Agreement was initially delivered to Employee on or about May 20, 2009, and a revised version with modifications agreed upon between the parties was delivered to Employee on July 26, 2009. If Employee executes this Agreement before the expiration of twenty-one (21) days, he acknowledges that he has done so for the purpose of expediting the payment of the consideration provided for herein, and that he has expressly waived his right to take twenty-one (21) days to consider this Agreement.
13. Revocation. Employee may revoke this Agreement for a period of seven (7) days after he signs it. Employee agrees that if he elects to revoke this Agreement, he will notify Employer, in writing (care of Daniel B. Pasternak, Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016), via certified mail, on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement. Provided that Employee does not provide notice of revocation, this Agreement will become effective upon expiration of the revocation period, as provided in Paragraph 1 above.
14. Knowing and Voluntary; ADEA Waiver. Employee represents and warrants that he was advised by Employer to consult with an attorney of his own choosing concerning the provisions set forth herein, and that he was represented in the negotiation of this Agreement by Sharon Moyer, Esq. Employee further represents and warrants that he has carefully read and fully understands all of the provisions of this Agreement, including the fact that he is releasing all claims and potential claims against Employer and the Released Parties, and that he is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof. Employee represents and warrants that as part of this Agreement, he is knowingly and voluntarily releasing and waiving any claims he believes he may have under the Age Discrimination in Employment Act.
15. Acknowledgement and Confirmation of Continuing Obligations. Employee acknowledges and confirms that the obligations set forth in Section 9 of the Employment Agreement continue after, and shall survive, Employee’s termination of employment with Employer.
16. Confidentiality.
(a) Employee agrees to keep confidential, and to not divulge, the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to, current or former employees of Employer or the Released Parties, members of the press and media, and other members of the public. Notwithstanding the foregoing, Employee may permissibly disclose the existence and terms of this Agreement to his spouse, however, his spouse shall be bound to the confidentiality provisions set forth in this paragraph, and they specifically agree to not divulge the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to employees or former employees of Employer or the Released Parties, members of the press and media, and other members of the public. This paragraph shall not prohibit Employee and his attorney(s) from disclosing the terms of this Agreement to his tax advisor(s) to the extent necessary to prepare his income tax returns and to represent his in connection with any proceedings relating thereto, or from advising a governmental taxing authority of the consideration being paid to him, or of the existence of this Agreement in response to a question or questions posed by such taxing authority. The Parties agree that it shall not be a breach of this Agreement if Employee’s disclosure of such information has been compelled through the issuance of compulsory legal process, provided, however, that in such case, Employee agrees to give Employer reasonable notice (care of Daniel B. Pasternak, Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016) of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. It shall not be a breach of this paragraph for Employee to disclose the terms of this Agreement in a suit to enforce the terms of this Agreement or defend a claim that this Agreement has been breached. Employee understands and agrees that this confidentiality provision is a material term of this Agreement, and that his agreement to this provision concerning confidentiality is a material inducement to Employer’s willingness to enter into this Agreement.
(b) Employer agrees to keep confidential, and to not divulge, the existence and terms of this Agreement, its negotiation, its execution, and/or its implementation to any person or organization, including but not limited to, current or former employees of Employer or the Released Parties, members of the press and media, and other members of the public, except as required by law, and will not publicize, directly or indirectly, the existence and terms of this Agreement to current or former Employer employees, any members of the press and media, or any other members of the public. Employee agrees, however, that Employer may inform certain necessary Employer employees of this Agreement, including its terms, for purposes of risk management, taxes, and accounting, as well as may make any disclosures concerning this Agreement as may be required by applicable securities laws, and that Employer shall be permitted to disclose the terms of this Agreement in a suit or arbitration to enforce the terms of this Agreement or defend a claim that this Agreement has been breached.
17. Cooperation. Employee agrees, for a reasonable period of time following the Separation Date, to provide reasonable assistance to Employer (including assistance with litigation and arbitration matters), upon Employer’s reasonable request, concerning Employee’s previous employment-related responsibilities. Such assistance may include, but is not limited to, communicating and/or meeting with Employer’s attorneys, giving deposition testimony, attending depositions, reviewing pleadings, including discovery pleadings, and attending and giving testimony in court and arbitration proceedings.
18. Non-Disparagement. Employee agrees that neither he nor anyone acting on his behalf will make any adverse, derogatory, or disparaging statement about Employer and/or the Released Parties, or any of them, to any individual or entity, including but not limited to, Employer’s actual or potential clients, customers, vendors, business partners, suppliers, employees, financial or credit institutions, or the media, nor directly or indirectly take any action which is intended to embarrass any of them. Employer similarly agrees that neither it nor any person authorized to act on its behalf will make any adverse, derogatory, or disparaging statement about Employee to any individual or entity, including but not limited to, prospective Employer customers, contractors, vendors, directors, officers, shareholders, employees, or affiliates, to any member of the press or media, or to any other persons about Employee, nor directly or indirectly take any action which is intended to embarrass Employee. For purposes of this Paragraph 18, an adverse, derogatory, or disparaging statement is any communication, oral or written, which would cause to tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, ethics, practices, strategy, or good character of the person to whom or entity to which the communication relates.
19. Amendment. This Agreement shall be binding upon the Parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by both of the Parties hereto.
20. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith.

21. Paragraph Titles. The paragraph titles in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
22. Construction. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the Parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.
23. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties reflected hereon as the signatories. Facsimile signatures shall be sufficient and fully binding.
24. Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of laws principles thereof. With respect to any litigation based on, arising out of, or in connection with this Agreement, the Parties expressly submit to the personal jurisdiction of the United State District Court for the District of Arizona or the Superior Court of Maricopa County, Arizona (but only if the United States District Court for the District of Arizona lacks jurisdiction), and the Parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.
25. Severability. Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein, be declared or determined by any court to be illegal or invalid, the validity of he remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
26. Waiver. The failure of a Party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the Party waiving the provision.
27. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, as applicable, the Parties’ respective successors, assigns, heirs, estates, and representatives.
28. Defined Terms. Capitalized terms set forth herein not defined in this Agreement shall have the meaning and definition provided for them in the Employment Agreement.
29. Attorneys’ Fees and Costs. Employee and Employer agree that each Party will bear its own costs and attorneys’ fees in connection with all matters related to the subject matter of this Agreement and the settlement of those matters encompassed by this Agreement. Should any legal action be commenced arising out of this Agreement, the prevailing Party in any such action shall be entitled to an award of attorneys’ fees and costs incurred therein.

30. Indemnification. Employer agrees that if Employee is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of Employer or is or was serving at the request of Employer as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee’s alleged action in an official capacity while serving as an officer, member, employee or agent, Employee shall be indemnified, protected, defended, and held harmless by Employer against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement or as a result of a judgment in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees and costs) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, except that this Paragraph 30 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Employee against Employer or its directors, officers, employees, or other indemnified parties, unless the Board has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Employee of securities of Employer within the meaning of Section 16(b) of the Exchange Act or any similar successor statute, and (c) any litigation brought against Employee by Employer under Paragraphs 6, 15, 17, and/or 18 of this Agreement. The rights conferred on Employee by this Paragraph 30 shall not be exclusive of any other rights which Employee may have or hereafter acquire under any statute, Employer’s By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Paragraph 30 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Employee or Employer with respect to which he may be entitled to indemnification under this Paragraph 30; (b) ten years after the date that Employee has ceased to serve as a director or officer of Employer or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of Employer; or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Employee is granted rights of indemnification under this Paragraph 30, one year after the final termination of such Proceeding, including any and all appeals. The indemnification and advancement of expenses provided for by this Paragraph shall inure to the benefit of Employee’ heirs, executors and administrators.
31. D&O Insurance. Notwithstanding the separation of his employment with Employer, Employee shall continue to be covered under Employer’s Director and Officer liability insurance policy(ies) to the extent permitted and provided for under the terms and conditions of that policy(ies).
By signing below, the Parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

Kona Grill, Inc.,
a Delaware corporation
“Employer”

/s/ Marcus E. Jundt	By:	/s/ James C. Spiel

Marcus E. Jundt	Title:	Assistant Secretary

“Employee”

Dated: August 6, 2009	Dated: August 10, 2009